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                                  EXHIBIT 11


                               AST RESEARCH, INC.
                   Computation of Net Income (Loss) Per Share


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                                       Three Months Ended    Nine Months Ended
                                     ---------------------- -------------------

                                       April 1,   April 2,   April 1,   April 2,
(In thousands, except per share         1995       1994       1995       1994
 amounts)                            (Restated)            (Restated)

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

Primary earnings (loss) per share
- ---------------------------------

Shares used in computing primary
  earnings (loss) per share:
    Weighted average shares of
      common stock outstanding         32,376     32,103     32,364     31,784
    Effect of stock options treated
     as equivalents under the
     treasury stock method                  -        977          -        728
                                      ---------   ------  ---------     ------

    Weighted average common
      and common equivalent
      shares outstanding               32,376     33,080     32,364     32,512
                                      ---------   ------  ---------     ------

Net income (loss)                     $(6,548)   $13,214   $(67,678)   $39,379
                                     --------    -------  ---------    -------

Earnings (loss) per share - primary     $(.20)      $.40     $(2.09)     $1.21
                                        ======      ====     =======     =====
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Fully diluted earnings (loss) per share
- ---------------------------------------
 Shares used in computing fully diluted
  earnings (loss) per share:
    Weighted average shares of
      common stock outstanding         32,376     32,103     32,364     31,784
    Effect of stock options treated as
      equivalents under the treasury
      stock method                          -        983          -        805
    Shares assumed issued on
     conversion of Liquid Yield
       Option Notes                         -      4,093          -      1,649
                                      -------    -------   --------    -------

    Total fully diluted shares
     outstanding                       32,376     37,179     32,364     34,238
                                      -------    -------   --------    -------

Net income (loss) - fully diluted
 earnings per share:
    Net income (loss) - primary
earnings per share                    $(6,548)   $13,214   $(67,678)   $39,379
    Adjustment for interest on LYONs,
      net of tax                            -        890          -      1,066
                                      -------    -------   --------    -------

    Adjusted net income (loss) - fully
     diluted
      earnings per share               (6,548)    14,104    (67,678)    40,445
                                      -------    -------   --------    -------

Earnings (loss) per share - fully
 diluted                              $  (.20)     $ .38   $  (2.09)     $1.18
                                      =======    =======   ========    =======
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